Exhibit 99.2
MAXIM PHARMACEUTICALS, INC.
PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON [ ], 2005
     The undersigned hereby appoints Larry G. Stambaugh and John D. Prunty, and each or any of them, as proxies of the undersigned, with full power of substitution, to represent and vote all of the shares of common stock of Maxim Pharmaceuticals, Inc. which the undersigned may be entitled to vote at the Special Meeting of Stockholders of Maxim Pharmaceuticals, Inc. to be held at the Maxim Headquarters, 8899 University Center Lane, Suite 400, San Diego, California 92122 on [ ] [ ], 2005 at [ ] [ ].m. (local time), and at any and all postponements, continuations or adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.
     Unless a contrary direction is indicated, this Proxy will be voted for both proposals as more specifically described in the Proxy Statement. If specific instructions are indicated, this Proxy will be voted in accordance with such instructions.
detach here

The Board of Directors recommends a vote for Proposal 1.

Proposal 1:	To approve and adopt the Agreement and Plan of Merger, dated as of September 6, 2005, by and among EpiCept Corporation, Magazine Acquisition Corp., a wholly owned subsidiary of EpiCept Corporation, and Maxim Pharmaceuticals, Inc., and approve the merger of Magazine Acquisition Corp. with and into Maxim Pharmaceuticals, Inc.

☐ For	☐ Against	☐ Abstain

(Continued on other side)

(Continued from other side)
The Board of Directors recommends a vote for Proposal 2.

Proposal 2:	To authorize the proxies to vote to adjourn the Special Meeting of Stockholders, in their sole discretion, for the purpose of soliciting additional votes for Proposal 1.

☐ For	☐ Against	☐ Abstain

Dated

SIGNATURE(S)

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

Please vote, date and promptly return this proxy in the enclosed return envelope which is postage prepaid if mailed in the United States.